Exhibit 99.1

RPM Increases Cash Dividend for 44th Consecutive Year

Quarterly payment of $0.32 per share is 6.7% increase over prior year

MEDINA, Ohio—(BUSINESS WIRE)—Oct. 5, 2017— RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.32 per share, payable on October 31, 2017, to stockholders of record as of October 16, 2017. This payment represents a 6.7 percent increase over the $0.30 quarterly cash dividend paid at this time last year.

This action marks RPM’s 44th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all 19,000 publicly traded U.S. companies. Only 41 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2017 edition of the Mergent Handbook of Dividend Achievers. At a share price of $51.50, RPM’s dividend yield would be 2.5 percent.

“The dividend increase today demonstrates our board of directors’ continued confidence in RPM’s performance and long-term prospects for growth,” stated Frank C. Sullivan, chairman and chief executive officer. “Annually increasing the dividend is a key element in rewarding our shareholders with a cumulative total return that has outpaced the S&P 500 by 70 percent and our peers by 28 percent over the ten-year period ended May 31, 2017.”

At the meeting, four directors were elected to serve in Class III with three-year terms expiring at the annual meeting of stockholders in 2020. They included Julie A. Lagacy, vice president of global information services and chief information officer of Caterpillar Inc.; Robert A. Livingston, president and chief executive officer of Dover Corporation; Frederick R. Nance, global managing partner of Squire Patton Boggs (US) LLP; and William B. Summers, Jr., retired chairman and chief executive officer of McDonald Investments Inc., which is part of KeyBanc Capital Markets.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

Source: RPM International Inc.

RPM International Inc.

Barry M. Slifstein, vice president – investor relations, 330-273-5090

bslifstein@rpminc.com